As filed with the Securities and Exchange Commission on January     , 2005

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COURIER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

15 Wellman Avenue
North Chelmsford, MA 01863
Massachusetts	978-251-6000	04-2502514
(State of Incorporation)	(Address, including zip code, and telephone number, including area	(I.R.S. Employer Identification No.)
code, of Registrant’s principal executive offices)

Courier Corporation 2005 Stock Equity Plan for Non-Employee Directors

(Full Title of the Plan)

James F. Conway III

Chairman, President and Chief Executive Officer

Courier Corporation
15 Wellman Avenue
North Chelmsford, MA 01863
978-251-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:
F. Beirne Lovely, Jr.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881
617-570-1000

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amounts to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $1.00 per share (4)	150,000 shares	$48.74	$7,311,000	$860.51

(1)   This Registration Statement also relates to such indeterminate number of additional shares of the Registrant’s Common Stock as may be required pursuant to the anti-dilution provisions of the 2005 Stock Equity Plan for Non-Employee Directors in the event of a stock dividend, stock split, split-up, recapitalization, forfeiture of stock under the plan or other similar event.

(2)   Calculated pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices for the Common Stock reported on the NASDAQ National Market on January 12, 2005.

(3)   In accordance with Rule 457(h), the filing fee is based on the maximum number of the Registrant’s securities issuable under the 2005 Stock Equity Plan for Non-Employee Directors that are covered by this Registration Statement.

(4)   This Registration Statement also relates to the rights to purchase shares of Series B Junior Participating Cumulative Preferred Stock of the Registrant which are attached to all shares of Common Stock issued, pursuant to the terms of the Registrant’s Shareholder Rights Agreement dated as of March 18, 1999.  Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such Common Stock.  Because no separate consideration is paid for the rights, the registration fee therefore is included in the fee for the Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information. *

Item 2.  Registrant Information and Employee Plan Annual Information.  *

*The information required in Part I of this Registration Statement is included in the prospectus for the Plan, which the Registrant has excluded from this Registration Statement in accordance with the instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference the following documents which have previously been filed with the Commission:

•      the Registrant’s Annual Report on Form 10-K for its fiscal year ended September 25, 2004;

•      the Registrant’s Current Reports on Form 8-K dated September 29, 2004, November 4, 2004 and December 8, 2004, respectively; and

•      the description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purposes of updating such description.

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a) and 13(c), Section 14 and Section 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

The validity of the shares to be offered hereby will be passed upon for the Registrant by Goodwin Procter LLP, Boston, Massachusetts, counsel to the Registrant.  F. Beirne Lovely, Jr., the Clerk and Secretary of the Registrant, is a partner of Goodwin Procter LLP, which receives compensation from the Registrant for rendering legal services.

Item 6.    Indemnification of Directors and Officers.

The Registrant is permitted by Massachusetts law and required by its By-Laws to indemnify each Director, officer and employee of the Registrant or any subsidiary of the Registrant, each former Director, officer and employee of the Registrant or any subsidiary of the Registrant, and each person who serves or has served at the request of the Registrant or any subsidiary of the Registrant in any capacity with respect to any employee benefit plan, against, and each of the foregoing persons shall be entitled without further act on his part to indemnity from the Registrant for, any and all costs, expenses (including attorneys’ fees), judgments, fines, penalties or liabilities (including amounts paid in settlements, other than amounts paid to the Registrant itself) imposed upon or reasonably incurred by him in connection with or arising out of any action, suit or other proceeding (whether civil or criminal, and including any proceeding before any administrative or legislative body or agency), in which he may be involved or with which he may be threatened by reason of his being or having been such Director, officer or employee of the Registrant or any subsidiary of the Registrant, or by reason of his serving or having served at the request of the Registrant or any subsidiary of the Registrant with respect to any employee benefit plan, or arising out of his service in connection with any other corporation or organization which he serves or has served as Director, officer or employee at the request of the Registrant or any subsidiary of the Registrant, or serves or has served at the request of the Registrant or any subsidiary of the Registrant in any capacity with respect to any employee benefit plan, and in which the Registrant directly or indirectly owns shares or of which it is a creditor, whether or not he continues to be such Director, officer or employee or continues to serve with respect to any such employee benefit plan at the time such action, suit or proceeding is brought or threatened; provided, however, that no such Director, officer, employee or person serving with respect to any employee benefit plan shall be so indemnified with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant, or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; and provided further that, in respect to any matter in which any settlement is effective, such indemnification shall be limited to matters covered by the settlement as to which the Registrant is advised by independent legal counsel that such Director, officer, employee or person serving with respect to any employee benefit plan, in the opinion of such counsel, acted in good faith in the reasonable belief that his action was in the best interests of the Registrant, or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

The Registrant has purchased directors’ and officers’ liability insurance and company reimbursements liability insurance policy, that (i) insures against certain losses (above a deductible amount) arising from claims against directors or officers of the Registrant by reason of certain acts, done or attempted by such director or officer and (ii) insures the Registrant against losses (above a deductible amount) arising from any such claims, but only if the Registrant is permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Registrant’s Articles of Organization or By-Laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Commission has expressed its opinion that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant’s Articles of Organization provide that no Director shall be personally liable to the Registrant or to any of its stockholders for monetary damages for any breach of fiduciary duty by such Director as a Director.  Notwithstanding the foregoing sentence, a Director may be liable to the extent provided by applicable law (a) for any breach of the Director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 61 or Section 62 of the Business Corporation Law of The Commonwealth of Massachusetts or (d) for any transaction from which the Director received an improper personal benefit.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

Exhibit No.	Description

3i.1

Articles of Organization of Courier Corporation, as of June 29, 1972 (filed as Exhibit 3A-1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 26, 1981, and incorporated herein by reference).

3i.2

Articles of Amendment of Courier Corporation (changing stockholder vote required for merger or consolidation), as of January 20, 1977 (filed as Exhibit 3A-2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 26, 1981, and incorporated herein by reference).

3i.3

Articles of Amendment of Courier Corporation (providing for staggered election of directors), as of January 20, 1977 (filed as Exhibit 3A-3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 26, 1981, and incorporated herein by reference).

3i.4

Articles of Amendment of Courier Corporation (authorizing class of Preferred Stock), as of February 15, 1978 (filed as Exhibit 3A-4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 26, 1981, and incorporated herein by reference).

3i.5

Articles of Amendment of Courier Corporation (increasing number of shares of authorized Common Stock), as of January 16, 1986 (described in item #2 of the Registrant’s Proxy Statement for the Annual Meeting of Stockholders held on January 16, 1986, and incorporated herein by reference).

3i.6

Articles of Amendment of Courier Corporation (providing for fair pricing procedures for stock to be sold in certain business combinations), as of January 16, 1986 (filed as Exhibit A to the Registrant’s Proxy Statement for the Annual Meeting of Stockholders held on January 16, 1986, and incorporated herein by reference).

3i.7

Articles of Amendment of Courier Corporation (limiting personal liability of directors to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty), as of January 29, 1988 (filed as Exhibit 3A-7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 24, 1988, and incorporated herein by reference).

3i.8

Articles of Amendment of Courier Corporation (establishing Series A Preferred Stock), as of November 8, 1988 (filed as Exhibit 3A-8 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 24, 1988, and incorporated herein by reference).

3i.9

Articles of Amendment of Courier Corporation (increasing number of shares of authorized Common Stock), as of January 17, 2002 (filed as Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 30, 2002, and incorporated herein by reference).

3ii.1

By-Laws of Courier Corporation, amended and restated as of March 18, 1999 (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, dated March 18, 1999, and incorporated herein by reference).

*5.1	Opinion of Goodwin Procter LLP

*              Filed herewith.

*10.1	Courier Corporation 2005 Stock Equity Plan for Non-Employee Directors.

10.2

Form of Non-Qualified Stock Option Agreement for the Courier Corporation 2005 Stock Equity Plan for Non-Employee Directors (filed as Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K for the year ended September 25, 2004, and incorporated herein by reference).

10.3

Form of Stock Unit Agreement for the Courier Corporation 2004 Stock Equity Plan for Non-Employee Directors (filed as Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K for the year ended September 25, 2004, and incorporated herein by reference).

*23.1	Consent of Deloitte & Touche LLP

*23.4	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

*24.1	Power of Attorney (contained in signature page)

Item 9.    Undertakings.

(a)           The Registrant hereby undertakes:

(1)           To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

*              Filed herewith.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Chelmsford, The Commonwealth of Massachusetts, on January 18, 2005.

COURIER CORPORATION

By:	s/ James F. Conway III
James F. Conway III
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT that each individual whose signature appears below constitutes and appoints each of James F. Conway III, Robert P. Story, Jr. and Peter M. Folger as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
s/ James F. Conway III	Chairman, President and Chief Executive Officer (Principal Executive Officer)	January 18, 2005
James F. Conway III

s/ Robert P. Story, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	January 18, 2005
Robert P. Story, Jr.

s/ Peter M. Folger	Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 18, 2005
Peter M. Folger

s/ Kathleen Foley Curley	Director	January 18, 2005
Kathleen Foley Curley

s/ Richard K. Donahue	Director	January 18, 2005
Richard K. Donahue

s/ Edward J. Hoff	Director	January 18, 2005
Edward J. Hoff

s/ Arnold S. Lerner	Director	January 18, 2005
Arnold S. Lerner

s/ Peter K. Markell	Director	January 18, 2005
Peter K. Markell

s/ George Q. Nichols	Director	January 18, 2005
George Q. Nichols

s/ Ronald L. Skates	Director	January 18, 2005
Ronald L. Skates

s/ Robert P. Story, Jr.	Director	January 18, 2005
Robert P. Story, Jr.

s/ W. Nicholas Thorndike	Director	January 18, 2005
W. Nicholas Thorndike

s/ Susan L. Wagner	Director	January 18, 2005
Susan L. Wagner

EXHIBIT INDEX

Exhibit No.	Description

3i.1

Articles of Organization of Courier Corporation, as of June 29, 1972 (filed as Exhibit 3A-1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 26, 1981, and incorporated herein by reference).

3i.2

Articles of Amendment of Courier Corporation (changing stockholder vote required for merger or consolidation), as of January 20, 1977 (filed as Exhibit 3A-2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 26, 1981, and incorporated herein by reference).

3i.3

Articles of Amendment of Courier Corporation (providing for staggered election of directors), as of January 20, 1977 (filed as Exhibit 3A-3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 26, 1981, and incorporated herein by reference).

3i.4

Articles of Amendment of Courier Corporation (authorizing class of Preferred Stock), as of February 15, 1978 (filed as Exhibit 3A-4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 26, 1981, and incorporated herein by reference).

3i.5

Articles of Amendment of Courier Corporation (increasing number of shares of authorized Common Stock), as of January 16, 1986 (described in item #2 of the Registrant’s Proxy Statement for the Annual Meeting of Stockholders held on January 16, 1986, and incorporated herein by reference).

3i.6

Articles of Amendment of Courier Corporation (providing for fair pricing procedures for stock to be sold in certain business combinations), as of January 16, 1986 (filed as Exhibit A to the Registrant’s Proxy Statement for the Annual Meeting of Stockholders held on January 16, 1986, and incorporated herein by reference).

3i.7

Articles of Amendment of Courier Corporation (limiting personal liability of directors to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty), as of January 29, 1988 (filed as Exhibit 3A-7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 24, 1988, and incorporated herein by reference).

3i.8

Articles of Amendment of Courier Corporation (establishing Series A Preferred Stock), as of November 8, 1988 (filed as Exhibit 3A-8 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 24, 1988, and incorporated herein by reference).

3i.9

Articles of Amendment of Courier Corporation (increasing number of shares of authorized Common Stock), as of January 17, 2002 (filed as Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 30, 2002, and incorporated herein by reference).

3ii.1

By-Laws of Courier Corporation, amended and restated as of March 18, 1999 (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, dated March 18, 1999, and incorporated herein by reference).

*5.1	Opinion of Goodwin Procter LLP

*              Filed herewith.

*10.1	Courier Corporation 2005 Stock Equity Plan for Non-Employee Directors.

10.2

Form of Non-Qualified Stock Option Agreement for the Courier Corporation 2005 Stock Equity Plan for Non-Employee Directors (filed as Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K for the year ended September 25, 2004, and incorporated herein by reference).

10.3

Form of Stock Unit Agreement for the Courier Corporation 2004 Stock Equity Plan for Non-Employee Directors (filed as Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K for the year ended September 25, 2004, and incorporated herein by reference).

*23.1	Consent of Deloitte & Touche LLP

*23.4	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

*24.1	Power of Attorney (contained in signature page)

*              Filed herewith.